EXHIBIT NO. 10.1

MEMORANDUM

To: Shawn M. Harrington

From: Marc T. Giles

Re: Appointment, Gerber Scientific, Inc. (the "Company")

Date: September 30, 2002

Effective September 30, 2002, the Board of Directors of the Company (the "Board") has appointed you Executive Vice President of the Company. You will remain Chief Financial Officer and Principal Accounting Officer of the Company. The Management Development and Compensation Committee of the Board has set your base salary at $275,000 per year effective September 30, 2002, and has set your bonus target under the Company's 2000-2004 Executive Annual Incentive Bonus Plan at 60%.

For the fiscal year ending April 30, 2003, your bonus will be calculated as follows: for the period May 1, 2002 through September 30, 2002, your bonus target will be 50% of the pro rata portion of your base salary as of April 30, 2003, and for the period October 1, 2002 through April 30, 2003, your bonus target will be 60% of the pro rata portion of your base salary as of April 30, 2003.

If this memorandum sets forth our agreement on the subject matter hereof, kindly sign and return the enclosed copy of this memorandum, which will then constitute our agreement on this subject.

Marc T. Giles
President and CEO

Agreed this 18th date of October, 2002.

/s/ Shawn M. Harrington

Shawn M. Harrington